UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (date of earliest event reported):  May 10, 2007

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33460	94-1690082
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

One Riverway, Suite 2100

Houston, Texas 77056

(Address of principal executive offices)

(713) 850-7600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into Material Definitive Agreement

On May 10, 2007, Geokinetics Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement, dated as of May 10, 2007 (the “Underwriting Agreement”), by and among Geokinetics Inc., RBC Capital Markets Corporation, UBS Securities LLC, Howard Weil Incorporated, and Raymond James & Associates, Inc. (collectively, the “Underwriters”), pursuant to which the Company agreed to sell 4,500,000 shares of its Common Stock, par value $.01 per share (“Common Stock”) to the Underwriters in an underwritten public offering at a public offering price of $28.00 per share.

Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 577,207 shares of Common Stock (and an existing stockholder granted the Underwriters an option to purchase 97,793 additional shares) to cover over-allotments, if any.  On May 15, 2007, the Company sold 4,500,000 shares of Common Stock to the Underwriters under the Underwriting Agreement and pursuant to the Company’s Registration Statement on Form S-1 (No. 333-140385), as amended.  A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1.

The Company will use the net proceeds from the offering to redeem the $110 million aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2012 (the “Notes”) it issued in December 2006, including principal, premium and accrued interest, and to repay a portion of its revolving credit facility with PNC Bank National Association.

Item 2.02               Results of Operations and Financial Condition

Today, the Company issued a press release announcing record first quarter financial results.  The press release is attached hereto as exhibit 99.1, the contents of which are furnished in its entirety.

The information in Item 2.02 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 2.04                                        Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On May 15, 2007, the Company notified the registered holders of the Company’s Notes that pursuant to Section 3.07(a) of the Indenture dated as of December 15, 2006, between Geokinetics Inc. and Wells Fargo Bank, National Association, as trustee (the “Indenture”), the Company has elected to exercise its option to redeem all outstanding notes.  As of that date, the aggregate principal amount of the remaining outstanding Notes was $110,000,000.  Pursuant to the notice and the terms of the Indenture, the Notes will be redeemed by the Company on June 14, 2007, at a redemption price equal to the outstanding principal amount of the Notes plus a premium equal to

3% of the outstanding principal amount of the Notes, and accrued, but unpaid interest to, but excluding, the redemption date.

Item 3.01(d)          Transfer Listing

On May 11, 2007, the American Stock Exchange (“AMEX”) announced that it had approved the listing of the Company’s Common Stock on the AMEX.  The Company’s Common Stock ceased trading on the OTC Bulletin Board (the “OTCBB”) and commenced trading on the AMEX on May 11, 2007 under the ticker symbol “GOK.”

The Company’s transfer of the listing of its Common Stock from the OTCBB to the AMEX was authorized by the Company’s Board of Directors (“Board”).

Item 5.01                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 15, 2007, the Board appointed Christopher D. Strong to serve as Director of the Company.  Mr. Strong’s appointment brings the total number of directors to seven.  Mr. Strong was also appointed to serve as a member of the Audit Committee.

Mr. Strong has over 16 years of experience in the oil and natural gas industry and is currently the President and Chief Executive Officer of Union Drilling, Inc., an operator of land-based drilling rigs, based in Fort Worth, Texas. Mr. Strong is a graduate of Vassar College and received an M.A. from the University of Pennsylvania and an M.B.A. in Finance from the Wharton School.  Prior to his graduate studies, Mr. Strong served as an officer in the U.S. Navy.

Mr. Strong will be entitled to receive compensation for his service on the Board and an award of shares of restricted Common Stock as determined by the Compensation Committee of the Board.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year

On May 14, 2007, the Board amended the Amended and Restated Bylaws of the Company (the “Bylaws”) to authorize uncertificated shares of the Company’s Common Stock in accordance with the provisions of Section 158 of the Delaware General Corporation Law.

The foregoing description of the amendment to the Company’s Bylaws is not complete and is qualified in its entirety by reference to the copy of the Amendment to the Company’s Amended and Restated Bylaws, attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

(c)	Exhibits

	1.1	Underwriting Agreement, dated as of May 10, 2007, by and among Geokinetics Inc., RBC Capital Markets Corporation, UBS Securities LLC, Howard Weil Incorporated, and Raymond James & Associates, Inc.

	3.1	Amendment to the Amended and Restated Bylaws of Geokinetics Inc.,

	99.1	Press Release, dated May 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOKINETICS INC.

Date: May 17, 2007	By:	/s/ Scott A. McCurdy
Scott A. McCurdy
Vice President and Chief Financial Officer